                                                                   EXHIBIT 10.27


                     REPUBLISHING AND DISTRIBUTION AGREEMENT

      This Agreement is made the 12th day of June, 1997, by and between VIRGIN SOUND AND VISION, INC., a corporation organized and existing under the laws of the State of California, located at 127 North Robertson Blvd., Los Angeles, California 90048 ("VSV"), and SANCTUARY WOODS MULTIMEDIA, INC., a corporation organized and existing under the law of the State of Nevada, located at 1825 South Grant Street, San Mateo, California 94402 ("SW").

                                    RECITALS

      1. VSV has expended considerable time, effort, and resources to develop and/or publish certain interactive multimedia products on CD-ROM and the user documentation related thereto, as more specifically identified in Exhibit A hereto (collectively "the Products");

      2. SW desires to act as a republisher and distributor of the Products worldwide, and represents to VSV that SW has sufficient expertise, resources, and personnel to perform its obligations under this Agreement; and

      3. VSV desires to have SW republish and distribute the Products worldwide upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

                                    AGREEMENT
A. DEFINITIONS

      1. "Confidential Information" shall mean any information, idea, technology, know-how, inventions, algorithms, data, process, technique, program, computer software, computer code and related documentation, work-in-process, future development, engineering, manufacturing, marketing, business, technical, financial or personal matter of either party, its research, development, present or future products, sales, customers, employees, opportunities, markets, or business, whether in oral, written, graphic or electronic form, that is treated as confidential by such party and identified as such at the time of disclosure.

      2. "Documentation" shall mean any instructions, specifications, manuals, hint sheets and other written materials developed by or on behalf of VSV relating to the use, operation, or support of the Products.

      3. "Products" shall mean (a) copies of the Products purchased from VSV "as is" for distribution in the Territory in existing packaging; and (b) copies of the Products manufactured by SW from a gold master copy furnished by VSV, for distribution in the Territory in a form the same as that published by VSV, except that the packaging may be modified as further provided below.

      4. "Net Revenues" shall be defined as all money received by SW relating to the Products, less returns, price mark-downs and sales taxes.

      5. "Cost of Goods" shall mean the actual direct cost of manufacturing the Products, including the costs of disk replication, assembly and packaging, which shall not be greater than the costs incurred by VSV or the cost VSV could reasonably expect to obtain elsewhere.

      6. "Proprietary Rights" shall mean all rights of VSV in the Products including, without limitation, copyright, patent, design patent, trademark, trade secret, and publicity rights, arising under applicable law and international conventions.

      7. All references to the "sale" or "sell" in relation to the Products shall mean the sale, lease or license of the media on which the Products are embodied.

      8. "Territory" shall be worldwide.

      9. "OEM Sales" shall mean the distribution of one or more of the Products bundled with third party hardware and/or software and sold by such third party as a unit for a single price.

      10. "Name" and "Logo" shall mean the name and logo(s) used by VSV as provided by VSV to SW as may be changed by VSV from time to time.


B. GRANT OF LICENSE

      1. Distribution License. Subject to the terms of this Agreement, VSV grants to SW and SW accepts, for the term of this Agreement, the exclusive rights to market, distribute, import and export, advertise and sell the Products in the Territory through any and all channels of distribution, including on-line distribution, except for OEM and international sales and other channels of distribution, where VSV has a pre-existing contractual relationship. Territories, OEM and other distribution relationships currently held and retained by VSV are listed in Exhibit D. Upon expiration of VSV's contractual commitments in those territories and relationships shown in Exhibit D, SW upon the approval of VSV, which approval will not be unreasonably withheld, shall extend those contracts or establish new relationships.

      2. Republishing License. Upon mutual agreement of the parties, or when VSV exhausts the materials required to build the Products, SW shall have the exclusive rights to republish the Products at SW's own cost and in accordance with this Agreement subject to the exceptions set forth in Section B.1. above. Subject to VSV's prior written approval as to form and content, which shall not be unreasonably withheld, any republished versions of the Products may be modified to identify Sanctuary Woods as the publisher and distributor of the Products on the CD-ROM and packaging ("Republished Versions"). Republished versions of the Products may not otherwise be re-compiled or abridged, or sold as part of a compilation or bundling or OEM arrangement, except as pre-approved by VSV. Such approval shall not be unreasonably withheld.

      3. Right of First Refusal. SW shall have a last matching right to acquire all of VSV's Proprietary Rights to any of the Products, if VSV offers to sell the same to a third party, covered in this Agreement, as shown in Exhibit A, at any time during the term of this Agreement, provided that if SW and VSV fail to close the transaction within thirty (30) days of the date that SW is offered the Proprietary Rights, VSV shall be entitled to sell to a third party.

      4. Trademarks. SW specifically understands and agrees that no rights are granted herein with respect to the trade mark(s), logo(s) or copyrights owned by or licensed to VSV other than those specifically set forth above in the Products, it being understood that all rights in and to said Products are reserved exclusively to VSV for use and/or licensing as it deems appropriate to third party(s) of its choice.

      5. Name/Logo. The Products shall also include the Name and/or Logo. SW shall utilize the Name and/or Logo on such Products as VSV shall direct. VSV shall have the right to approve all uses of the Name and/or Logo. The parties agree that, notwithstanding anything to the contrary contained elsewhere in this Agreement, SW's use of the Name and/or Logo shall be on a non-exclusive basis and shall to the benefit of VSV and/or third party as licenses the same to VSV.

      6. Further Assurance. SW shall comply with all requirements of licensors of the products and shall enter into all necessary agreements to ensure that in granting the license set out in Section B.1. VSV is not in breach of any contractual obligation and SW hereby indemnifies VSV against all costs, damages and other costs incurred as a result of SW's failure to comply with given requirements.

C.  DISTRIBUTION, PROMOTION AND PAYMENTS

      1. Distribution. SW shall be entitled to distribute such Products "as is" as Products according to the terms and conditions set forth in this Agreement. Such Products shall be distributed by SW without any changes, except that SW may add, by sticker or otherwise, an indication that SW is the distributor of the Product as shown in Exhibit E. VSV must review and approve all pricing on a deal-by-deal basis, such approval not to be unreasonably withheld.

      2. Product Orders. SW shall order units of the Products through the use of SW's standard purchase order. VSV shall fulfill such orders within ten (10) days of the date of the purchase order, and shall ship such orders in accordance with the provisions of Section C.6. In the event of any discrepancy between the terms of such purchase order and this agreement, the terms of this Agreement shall apply.

      3. Promotion
SW shall:

(a) at all times use its best endeavors actively to promote and increase sales of the Products in the Territory and shall not do anything that may prevent sales or interfere with the development of sales of the Products in the Territory. In particular, but without limiting the generality of this sub-section SW shall:

(i) employ a sufficient number of adequately trained sales staff, demonstrators and other necessary sales personnel;

(ii) establish and maintain adequate sales systems;

(iii) distribute promotional literature about the Products;

(iv) attend and present the Products at relevant trade exhibitions and other industry events where the Products are displayed and will report to VSV before and after such exhibitions and events with regard to planned promotions and the results of such efforts;

(v) subject to section 3 (b), ensure adequate press and magazine editorial coverage, and design and produce all sales and marketing materials, including sales collateral, point of purchase materials, and advertising.

(vi) be responsible for disk and packaging replication, assembly warehousing and inventory management; as per B.2., when VSV exhausts its supply of inventory.

(vii) deal with all aspects of relationships with retailers and distributors from that point forward that SW has placed an order or taken a re-order for a Product.

(viii) bill, collect payments and manage returns from that point forward that SW has placed an order or taken a re-order for a Product.

(ix) be responsible for all end user advertising, trade advertising, marketing and coop advertising and distributor rebates and incentive programs.

(b) consult with and obtain the approval of VSV before advertising or publishing promotional material for the Products and obverse all reasonable directions and instructions given to it by VSV in relation to the promotion and advertisement of the Products. This shall not entitle VSV to exercise any control over the SW's conditions of sale but SW shall consult with VSV in respect of the same.

      4. Payments. (a) For Products Supplied by VSV. SW shall pay VSV a royalty on each Product as follows:

[   *   ]

      (b) On any Republished Versions of the Products, the royalty rates set forth above shall be reduced by the Cost of Goods for each copy of the Product manufactured by SW. At the time SW makes a payment to VSV in respect of Net Revenues, SW shall provide VSV with a detailed accounting of the cost of goods.

      5. Third party royalties. All third party royalties payable under any publishing licenses to which VSV is a party in relation to the manufacturing and sales of the Products shall be paid by VSV. Notwithstanding the foregoing, by mutual agreement of the parties and the relevant licensors, SW may assume the publishing licenses from VSV, and in such case, SW's royalty payments as set forth in Section C.3 above shall be reduced by the royalty amount previously paid by VSV.

      6. Shipping. SW shall be responsible for all shipping charges, and all copies of the Products shall be shipped F.O.B. VSV's facility as notified to SW from time to time, with risk of loss passing to SW upon shipment in respect of which SW shall maintain, through the term of this agreement, adequate insurance coverage. SW

--------
* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

will set-up a direct relationship with VSV's fulfillment agent to place orders for shipment to designated customer accounts.

      7. Existing Inventory in Channel; Future Returns. VSV will be responsible for all existing channel inventory and will also be responsible for all future returns and price markdowns on Products currently in the channel. At the point that SW is responsible for placing units of the Products or processing re-orders, those units will become an SW SKU at the distributor and/or the retailer and SW will henceforth handle the returns or price markdowns of those units of the Products it has placed.

      8. Royalty Statements, Payment and Audits. Statements setting forth the number of units of each Product sold and the Net Revenues received, shall be sent to VSV monthly within thirty (30) days of the end of each calendar month. Royalty payments for Products sold by SW shall be made within sixty (60) days of the date of the first royalty statement, and 45 days from the date of each subsequent royalty statements. VSV shall have the right, upon reasonable request, and no more often than once in each calendar year, to review those records of SW necessary to verify the royalties paid. Any such audit will be conducted at VSV's expense and at such times and in such a manner as to not unreasonably interfere with SW's normal operations; provided, however, that if any such audit reveals an error of at least 5% in the payment of royalties, then SW shall pay the costs of the audit. If a deficiency is shown by such audit, SW shall immediately pay that deficiency. Non-payment of any deficiency within thirty (30) business days of the date on which SW receives notice of such deficiency shall constitute a material breach of this Agreement.

      9. Trademarks. Subject to VSV's prior approval, VSV grants to SW the right to use all trademarks, trade names and service marks associated with the Products in its marketing and distribution efforts.


      10. SW obligations:

(a) SW shall not use, or knowingly, permit the use of and will exercise due care that its customers likewise will refrain from the use of, the Products as a premium, except with the prior written consent of VSV, which consent VSV may grant or withhold in its unfettered discretion and shall be entitled to distribute a commercially reasonable number of units of the Products royalty-free for the sole purpose of promoting and marketing the Virgin Sound and Vision brand name and the Products, provided that the packaging for such Products shall be clearly labeled "NOT FOR RESALE". For the purposes of this subsection, the term "premium" shall be defined as including, but not necessarily limited to, combination sales, free or self-liquidating offered to the public in conjunction with the sale or promotion of a product or service, or any similar scheme or device, the prime intent of which is to use the Products in such a way to promote, publicize and/or sell the products, services or business image of the user of such item;

(b) comply with all laws, rules and regulations existing in the Territory from time to time concerning the products and shall keep VSV informed of any relevant changes therein, and in particular but without limitation, shall at its own expense obtain all necessary permissions, consent and licenses to enable SW to reproduce market and sell the Products in the Territory and shall obtain any other governmental or other permission, consent or license or make any registration necessary for the full and legal operation of this Agreement;

(c) keep full and proper books of accounts and records showing clearly all equities, quotations, transactions and proceedings relating to the Products and permit VSV to have full access to such books and records (which VSV may copy) and to SW's property, staff, customer and other personnel in relation to the Products;

(d) observe all reasonable directions and instructions given to it by VSV in relation to the sale, distribution and marketing of the Products.

      11. Quality of the Products

The quality and style of the cartons and containers containing the Products shall be subject to VSV's approval. To this end SW shall, before selling or distributing any of the Products, furnish to VSV free of cost each for its written approval, (24) production samples of each Product together with their cartons and containers, including packaging and wrapping material. In addition VSV shall have the right to purchase any and all Products as packaged by or the SW in any quantity at Licensee's best standard wholesale price. After samples of Products have been approved pursuant to this clause, SW shall not depart therefrom in any material respect without VSV's prior written consent failing which VSV shall have the right to withdraw its approval of such samples.

      12. Distribution: Sublicense/Manufacture

(a) SW shall sell the Products either to jobbers, wholesalers, distributors, or retailers for sale or resale and distribution directly to the public. If SW sells or distributes the Products at a special price, directly or indirectly, to itself including, without limitation, any subsidiary or parent of SW or to any other person, firm or corporation affiliated with SW or its officers, directors or major stockholders, for ultimate sale to unrelated third parties, SW shall pay royalties with respect to such sales or distribution based on the price of the ultimate sale to the unaffiliated third party (e.g. distributor or retailer).

(b) In the event SW is not the manufacturer of the Products, SW shall, subject to the prior written approval of VSV (which approval shall not be unreasonably withheld), be entitled to utilize a third party in connection with the manufacture and production of the Products provided that such party shall execute an agreement in a form acceptable to VSV. In such event, SW shall remain primarily obligated under all the provisions of this Agreement. In no event shall any sublicense agreement include the right to grant any further sublicenses.

D. TRAINING AND SUPPORT

      1. Training of Support. VSV will provide initial training for SW's customer support personnel in the proper use and support of the Products. VSV's obligation to provide support shall terminate within thirty days of the date of the this agreement.

      2. Customer Support. SW shall use usual and reasonable support services for the Products, as specified on Exhibit C. If requested by VSV, SW will also offer customer support for the Additional Products set forth in Exhibit B, for a fee of $2,500 per month for a period of six months. Upon mutual agreement, SW will continue to provide customer support to the Additional Products beyond the six-month period at a reduced rate commensurate with the decline in call volume. VSV represents that the current volume of telephone calls received for customer support for its Products and Additional Products is approximately 50 calls per week.

E. LIMITED WARRANTY

      1. For units of the Products provided by VSV to SW, VSV warrants that the media on which the Products are furnished will be free from defects in materials and workmanship under normal use for a period of three months from the date of delivery to SW. Except for the foregoing warranty as to the media on which the Products are furnished, the Products and licensed Products are provided "as is" without warranty of any kind, either express or implied. VSV does not warrant that the functions contained in the Products or licensed Products will be uninterrupted or error free. VSV disclaims all other warranties, either express or implied, including the warranties of merchantability and fitness for a particular purpose.

      2. If the media on which the Product or Licensed Product is furnished does not comply with the warranty, the sole and exclusive remedy will be to return the media to VSV during the warranty period set forth in Section E.1, and VSV will provide a replacement in exchange for the defective media.

F. LIMITED LIABILITY

      1. EXCEPT FOR VSV'S OBLIGATIONS UNDER THE INDEMNIFICATION PROVISIONS OF THIS AGREEMENT, VSV WILL NOT BE LIABLE UNDER THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS OR LOSS OF PROFITS) TO SW OR END-USER, EVEN IF SW OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      2. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, VSV WILL NOT BE LIABLE UNDER THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOSS OF DATA OR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES TO SW OR END-USER, EVEN IF SW OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

G. PROPRIETARY RIGHTS; CONFIDENTIAL INFORMATION

      1. Except as specifically provided in this Agreement, VSV does not grant to SW any Proprietary Rights relating to the Products or to any other materials furnished thereunder except as specified herein. VSV and its Licensors are, and at all times shall remain, the sole owner of the Products and Licensed Products provided or created in connection with this Agreement.

      2. In the event that a third party is or potentially may be copying any Product or documentation, infringing or registering VSV's proprietary rights in the Products, SW shall promptly inform VSV in writing, stating the full facts of the third party's actions. SW agrees to cooperate fully with VSV if VSV takes any action against the third party, including, without limitation, suing to enjoin the third party's actions.

      3. In the event that one party ("Disclosing Party") discloses any Confidential Information to other party, its officers, employees, agents, representatives ("Receiving Party"), the Receiving Party shall hold in confidence such Confidential Information and shall use such Confidential Information only during the term of this Agreement and only as directed by the Disclosing Party. The Receiving Party may disclose such Confidential Information to its employees with a need to know, provided that such employees are bound in writing to maintain the confidentiality of such Confidential Information. The Receiving Party's non-disclosure obligation shall not apply to information the Receiving Party can document (a) has entered the public domain and is generally available to the public as a result of no act or omission of the Receiving Party or its employees or agents, (b) is lawfully received by the Receiving Party from third parties without restriction and without breach of any duty of nondisclosure by any such third party, or (c) is developed independently by the Receiving Party without reference to the Confidential Information.

H. TERM AND TERMINATION

      1. This Agreement shall be in effect from the Effective Date and will continue for a period of twenty-four (24) months, unless terminated earlier pursuant to this Section. However, this Agreement may be terminated at an earlier date under the terms of this Section H. Upon expiration of the term, the parties may, by mutual agreement, renew the Agreement for additional one-year increments. Further, the term of this Agreement will automatically renew for each Product for an additional period of twenty-four (24) months should SW sell a minimum of 12,500 units of said Product during the original or any renewal term.

      2. This Agreement may be terminated by either Party upon thirty (30) days' written notice for breach of a material term of this Agreement relating to such Product or all Products, unless such breach has been cured within said thirty
(30) day period, in which case, the notice of termination shall be a nullity.

      3. Either party may terminate this Agreement immediately on written notice if (a) the other party files for or is adjudged insolvent or bankrupt or circumstances arise that would entitle a court to make such a finding, or all or a substantial portion of the assets are transferred to an assignee for the benefit of creditors, receiver or trustee in bankruptcy or (b) the other party ceases to conduct its business or otherwise terminates its business operations or if the controlling ownership of the other party has changed by merger, acquisition or sale of all or substantially all of that party's assets, business or stock. In the case of VSV, should (a) or (b) occur, this Agreement shall be immediately transferred to and honored by VSV's parent, Virgin Communications, Ltd., and therefore this item shall apply only if Virgin Communications, Ltd. is subject to (a) or (b).

      4. Upon termination or expiration of this Agreement, SW shall have a period of ninety (90) days from the date of termination to sell off any copies of any Products in its inventory or in transit from VSV to SW on the date of termination.

      5. Termination or expiration of this Agreement shall not affect those provisions which, by their nature, extend beyond the date of termination or expiration of this Agreement.

K. INFRINGEMENT INDEMNIFICATION

      1. VSV shall defend, indemnify and hold harmless SW from any costs or damages arising from any claim that the Products infringing the copyright, patent, design patent, trademark, trade secret, or publicity rights, of any third party. VSV shall have sole control of the defense of such action and all negotiations for its compromise or settlement. In the event that the Products become, or in the opinion of the VSV is likely to become, subject to a claim of infringement of any copyright, patent, design patent, trademark, trade secret, and publicity rights VSV shall, at VSV's option and expense, either:

      (a) Procure, for SW and its customers, the right to continue marketing, promoting, distributing and replicating the Products; or,

      (b) Replace the Products with similar non-infringing Products or modify the Products so that they becomes non-infringing, provided that the Products, as modified, are functionally equivalent to the Products purchased pursuant to this Agreement.

      2. The foregoing states the entire liability and obligation of VSV to SW or its customers with respect to infringement of any copyright, patent, design patent, trademark, trade secret, and publicity rights by the Products, or any component thereof, and SW's and its customers' exclusive remedy as to VSV.

      3. VSV will not be liable for any claim of infringement based on (a) the use of a Product in combination with any other products if such infringement would have been avoided by the use of the Product without such other products.

      4. VSV shall not be obligated to indemnify SW under this section unless
(a) SW promptly notifies VSV in writing of any claim to which the indemnity obligations might apply, (b) VSV has the sole control of the defense and/or settlement of such claim, and (c) SW cooperates fully with VSV in defending or settling any such claim.

L. GENERAL PROVISIONS

      1. Notices. Any notice under this Agreement must be written, in English, and sent to the address of such party specified at the beginning of this Agreement (or to such other address as either party may specify by notice given to the other party). Any notice will be deemed to have been effective (a) seven
(7) days following mailing by registered or certified airmail; (b) two (2) days after dispatch by courier; or (c) upon receipt by personal delivery, which may be by cable, telegram, facsimile or telex.

      2. Governing Law and Legal Actions. This Agreement shall be governed exclusively by the laws of the State of California and the United States of America, without regard to conflicts of laws provisions thereof and shall not be subject to the U.N. Convention on Contracts for the International Sale of Goods. The exclusive jurisdiction and venue for actions related to the subject matter hereof shall be the California state and U.S. federal courts having within their jurisdiction, the State of California.

      3. Attorneys' Fees. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees.

      4. Force Majeure. If the performance of this Agreement or any obligation under it (except payment of monies due) is prevented, restricted or interfered with by reason of acts of God, acts of government, or any other cause not within the control of either party, the party so affected shall be excused from such performance, but only for so long as and to the extent that such a force prevents, restricts or interferes with that party's performance. Notwithstanding the foregoing, either party may terminate this Agreement immediately upon written notice if the Force Majeure circumstances continue for more than sixty
(60) days.

      5. Assignment. Neither party may assign, in whole or in part, this Agreement or its rights and obligations under it except that VSV may assign this agreement to a parent or subsidiary or to a parent or subsidiary of such parent or subsidiary or to any other affiliated company. Any attempted assignment to any other party shall be void and of no effect.

      6. Non-waiver. Failure to enforce any rights under this Agreement, irrespective of the duration of such failure, shall not constitute a waiver of those or any other rights.

      7. Integration; Modifications. This Agreement, including the attached Exhibits, constitutes the final, complete and exclusive Agreement between SW and VSV with regard to his subject matter hereof and supersedes all prior agreements, proposals and understandings, oral or written, and all negotiations, conversations, and discussions, relating to the subject matter of this Agreement.

      8. Severance. If any provision(s) of this Agreement are held to be void or unenforceable, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be enforceable in accordance with its terms. Any invalid provision shall be replaced by the lawful provision most nearly embodying the original intention of the parties by way of amendment.

      9. Arbitration. Any dispute or controversy arising out of or in connection with this Agreement shall be finally settled by binding arbitration. The arbitration shall be held in San Francisco, California and conducted in accordance with the

Commercial Arbitration Rules of the American Arbitration Association, before a single arbitrator selected in accordance therewith. Judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement.

      IN WITNESS WHEREOF, the parties hereto, by their authorized representatives, have affixed their signatures as of the date first set forth above.

VIRGIN SOUND AND VISION, INC.

by John Owen, President

Signature: ------------------------------

Title: ----------------------------------

Date: -----------------------------------

SANCTUARY WOODS MULTIMEDIA, INC.

by Charlotte Walker, President & CEO

Signature: ------------------------------

Title: ----------------------------------

Date: -----------------------------------

                                    EXHIBIT A
                                   (PRODUCTS)

Future Releases

TerraTopia
One Small Square: Seashore (School Edition, Lab Pack, School Pack)

Current Titles

Get Ready for School Charlie Brown (School Edition, Lab Pack, School Pack) Snoopy's Campfire Stories (School Edition, Lab Pack, School Pack)
Peanuts bundle (Get Ready for School Charlie Brown & Snoopy's Campfire
Stories)
One Small Square: Backyard (School Edition, Lab Pack, School Pack)

                                    EXHIBIT B
                              (ADDITIONAL PRODUCTS)

Jonny Quest: Cover-up at Roswell
Wiggins in Storyland
One Tribe: The Ultimate Multimedia Atlas
Paperopolis
Dinonauts
Frantic Factory
One World

                                    EXHIBIT C
                               (SUPPORT SERVICES)

SW will provide a "hot-line" service during normal business hours for answering end-user questions by telephone and will employ persons trained and able to answer such questions. Such "hot-line" service shall be provided to all end-users in the Territory, whether or not the Products were originally distributed by SW. All "hot-line" services shall be provided by SW without charge (other than telephone charges) to the caller.

                                    EXHIBIT D
             (TERRITORIES AND OEM RELATIONSHIPS RETAINED BY VSV)

                            (to be completed by VSV)

                                    EXHIBIT E
                                (FORM OF STICKER)


                                                                            H-18